The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Third-Quarter 2015 Results

Cincinnati, October 27, 2015 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	Third-quarter 2015 net income of $174 million, or $1.05 per share, compared with $183 million, or $1.11 per share, in the third quarter of 2014.

•	$32 million or 23 percent rise in operating income* to $172 million, or $1.04 per share, up from $140 million, or 85 cents per share, in the third quarter of last year.

•
$9 million decrease in third-quarter 2015 net income, reflecting the after-tax net effect of two primary items: $41 million reduction in net realized investment gains that offset $25 million of improvement in the contribution from property casualty underwriting, including an unfavorable effect from natural catastrophe losses that were $9 million more for third-quarter 2015 compared with the same quarter a year ago.

•	$38.77 book value per share at September 30, 2015, down $1.37 or 3 percent since December 31, 2014.

•	Zero percent value creation ratio for the first nine months of 2015, compared with 8.4 percent for the same period of 2014.

Financial Highlights

(Dollars in millions except per share data)	Three months ended September 30,			Nine months ended September 30,
	2015	2014	% Change	2015	2014	% Change
Revenue Data
Earned premiums	$1,127	$1,071	5	$3,332	$3,157	6
Investment income, net of expenses	143	138	4	422	409	3
Total revenues	1,278	1,280	0	3,879	3,683	5
Income Statement Data
Net income	$174	$183	(5)	$478	$358	34
Realized investment gains, net	2	43	(95)	71	66	8
Operating income*	$172	$140	23	$407	$292	39
Per Share Data (diluted)
Net income	$1.05	$1.11	(5)	$2.89	$2.17	33
Realized investment gains, net	0.01	0.26	(96)	0.43	0.40	8
Operating income*	$1.04	$0.85	22	$2.46	$1.77	39

Book value				$38.77	$39.01	(1)
Cash dividend declared	$0.46	$0.44	5	$1.38	$1.32	5
Diluted weighted average shares outstanding	165.5	165.0	0	165.5	165.0	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 3Q15 Release 1

Insurance Operations Third-Quarter Highlights

•	87.8 percent third-quarter 2015 property casualty combined ratio, improved from 91.0 percent for third-quarter 2014.

•	6 percent growth in third-quarter net written premiums, reflecting price increases and insured exposure growth.

•
$138 million third-quarter 2015 property casualty new business written premiums, up $13 million or 10 percent. Agencies appointed since the beginning of 2014 contributed $11 million or 8 percent of total new business written premiums.

•	7 cents per share contribution from life insurance operating income, up 3 cents from third-quarter 2014.
Investment and Balance Sheet Highlights

•	4 percent or $5 million increase in third-quarter 2015 pretax investment income, including 6 percent growth for stock portfolio dividends and 3 percent growth for bond interest income.

•
Three-month increase of less than 1 percent in fair value of total investments at September 30, 2015, including a 1 percent increase for the bond portfolio and a 4 percent decrease for the equity portfolio.

•	$1.801 billion parent company cash and marketable securities at September 30, 2015, up approximately 1 percent from year-end 2014.

Property Casualty Underwriting Driving Results
Steven J. Johnston, president and chief executive officer, commented: “Operating income rose to $172 million, our best-ever third-quarter result, bolstered by underwriting profits as well as pretax investment income that increased 4 percent over last year’s third quarter.

“Property casualty insurance underwriting led our strong performance as positive trends seen in the second quarter continued. Underwriting profits before taxes rose to $133 million in the third quarter and $243 million for the nine months. Our combined ratio of 87.8 percent was our best quarterly result in 11 quarters, and the nine-month ratio of 92.5 percent was our best in seven years.

“Catastrophe losses contributed just 2.5 percentage points to the third-quarter combined ratio. Favorable development on our reserves for prior accident years before catastrophes provided a benefit of 4.3 percentage points, in line with historical long-term averages. Excluding catastrophe losses and prior accident year reserve development gives us our core underwriting results. At 89.6 percent, that ratio improved 2.2 points over last year’s third quarter.”

Maintaining Momentum
“Balancing profitability and growth takes determination and expertise. We continue to invest in the people and the tools we need to further enhance our ability to price each policy based on its individual characteristics. Our field marketing associates are armed with analytics that complement their experience, earned through an average of 20 years in the industry, giving them an ever increasing confidence when competing for our agencies’ best business.

“Net written premiums for the first nine months of 2015 grew 5 percent compared with the first nine months of 2014, reflecting modest overall pricing increases. We’re supporting the advantages of our local independent agencies through additional loss control sophistication, expansion of our Customer Care Center for small commercial policies and enhancements to our services for niche markets.

“Last month, we officially launched in New York our Executive Capstone™ suite of products for high net worth policyholders. During the third quarter, we appointed 14 new agencies to represent us in New York City and the surrounding area. Whether our agents are using Capstone or our Executive Classic™ policy, growth in the number of large personal lines accounts is a strong contributor to our nine-month personal lines new business premium growth rate of 24 percent.”

Focusing on a Long-Term Investment Strategy
“Equity markets sold off in the third quarter, pressuring market values at September 30. Those lower values are reflected in our total portfolio’s net unrealized gain position of $2.0 billion before taxes. The change in net unrealized gains contributed to a 3 percent decline in book value to $38.77 per share at September 30 compared with year-end 2014.

“We maintain a long-term perspective with our investment philosophy and aren’t swayed by periodic market volatility. Our insurance business continues to provide cash that we invest in high-quality bonds and dividend-paying stocks. We are poised to further benefit from these purchases when the markets rebound.”

CINF 3Q15 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2015	2014	% Change	2015	2014	% Change
Earned premiums	$1,076	$1,025	5	$3,176	$3,010	6
Fee revenues	2	2	0	6	5	20
Total revenues	1,078	1,027	5	3,182	3,015	6

Loss and loss expenses	613	622	(1)	1,956	2,005	(2)
Underwriting expenses	332	311	7	983	924	6
Underwriting profit	$133	$94	41	$243	$86	183

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	56.9%	60.7%	(3.8)	61.5%	66.6%	(5.1)
Underwriting expenses	30.9	30.3	0.6	31.0	30.7	0.3
Combined ratio	87.8%	91.0%	(3.2)	92.5%	97.3%	(4.8)

			% Change			% Change
Agency renewal written premiums	$999	$958	4	$3,000	$2,888	4
Agency new business written premiums	138	125	10	392	381	3
Other written premiums	(39)	(46)	15	(86)	(113)	24
Net written premiums	$1,098	$1,037	6	$3,306	$3,156	5

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	58.7%	61.5%	(2.8)	60.8%	62.8%	(2.0)
Current accident year catastrophe losses	2.6	1.6	1.0	5.1	7.7	(2.6)
Prior accident years before catastrophe losses	(4.3)	(2.0)	(2.3)	(4.0)	(3.3)	(0.7)
Prior accident years catastrophe losses	(0.1)	(0.4)	0.3	(0.4)	(0.6)	0.2
Loss and loss expense ratio	56.9%	60.7%	(3.8)	61.5%	66.6%	(5.1)

Current accident year combined ratio before catastrophe losses	89.6%	91.8%	(2.2)	91.8%	93.5%	(1.7)

•
$61 million or 6 percent growth of third-quarter 2015 property casualty net written premiums and nine-month growth of 5 percent. The increases were largely due to price increases and a higher level of insured exposures.

•
$13 million or 10 percent increase in third-quarter 2015 new business premiums written by agencies, largely due to contributions from new agency appointments. Nine-month new business premiums increased $11 million, including a $21 million increase from standard market property casualty production from agencies appointed since the beginning of 2014 and a $1 million increase for excess and surplus lines.

•
1,515 agency relationships in 1,933 reporting locations marketing property casualty insurance products at September 30, 2015, compared with 1,466 agency relationships in 1,884 reporting locations at year-end 2014. During the first nine months of 2015, 85 new agency appointments were made.

•
3.2 and 4.8 percentage-point third-quarter and nine-month 2015 combined ratio improvement, including a third-quarter increase of 1.3 points and a nine-month decrease of 2.4 points for losses from natural catastrophes.

•	4.4 percentage-point third-quarter 2015 benefit from favorable prior accident year reserve development of $48 million, compared with 2.4 points or $25 million for third-quarter 2014.

•	4.4 percentage-point nine-month 2015 benefit from favorable prior accident year reserve development, slightly higher than the nine-month 2014 benefit of 3.9 points.

•
2.0 percentage-point improvement, to 60.8 percent, for the nine-month 2015 ratio of current accident year losses and loss expenses before catastrophes, reflecting overall higher pricing, lower noncatastrophe weather-related losses and a 0.7 point decrease in the ratio for current accident year losses of $1 million or more per claim.

•
0.6 and 0.3 percentage-point rise in the third-quarter and nine-month 2015 underwriting expense ratio, as strategic investments for profitable growth offset higher earned premiums and expense management efforts.

CINF 3Q15 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2015	2014	% Change	2015	2014	% Change
Earned premiums	$757	$720	5	$2,235	$2,126	5
Fee revenues	1	1	0	3	3	0
Total revenues	758	721	5	2,238	2,129	5

Loss and loss expenses	398	428	(7)	1,289	1,358	(5)
Underwriting expenses	239	226	6	705	674	5
Underwriting profit	$121	$67	81	$244	$97	152

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	52.4%	59.4%	(7.0)	57.6%	63.9%	(6.3)
Underwriting expenses	31.6	31.3	0.3	31.6	31.7	(0.1)
Combined ratio	84.0%	90.7%	(6.7)	89.2%	95.6%	(6.4)

			% Change			% Change
Agency renewal written premiums	$678	$651	4	$2,107	$2,033	4
Agency new business written premiums	96	89	8	268	274	(2)
Other written premiums	(31)	(36)	14	(62)	(84)	26
Net written premiums	$743	$704	6	$2,313	$2,223	4

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	56.6%	61.3%	(4.7)	58.8%	61.4%	(2.6)
Current accident year catastrophe losses	1.5	1.4	0.1	4.2	6.5	(2.3)
Prior accident years before catastrophe losses	(5.6)	(2.9)	(2.7)	(5.0)	(3.5)	(1.5)
Prior accident years catastrophe losses	(0.1)	(0.4)	0.3	(0.4)	(0.5)	0.1
Loss and loss expense ratio	52.4%	59.4%	(7.0)	57.6%	63.9%	(6.3)

Current accident year combined ratio before catastrophe losses	88.2%	92.6%	(4.4)	90.4%	93.1%	(2.7)

•
$39 million or 6 percent increase in third-quarter 2015 commercial lines net written premiums, including higher renewal written premiums and growth in new business written premiums. Four percent increase in nine-month net written premiums.

•	$27 million or 4 percent rise in third-quarter renewal written premiums with commercial lines renewal pricing increases averaging in the low-single-digit percent range.

•
$7 million or 8 percent increase in third-quarter 2015 new business written by agencies, with growth in each major commercial line of business. For the nine-month period, the 2 percent decrease largely reflected underwriting and pricing discipline in a competitive market environment.

•
6.7 and 6.4 percentage-point third-quarter and nine-month 2015 combined ratio improvement, including a third-quarter increase of 0.4 points and a nine-month decrease of 2.2 points for losses from natural catastrophes.

•	5.7 percentage-point third-quarter 2015 benefit from favorable prior accident year reserve development of $43 million, compared with 3.3 points or $24 million for third-quarter 2014.

•	5.4 percentage-point nine-month 2015 benefit from favorable prior accident year reserve development exceeded the nine-month 2014 benefit of 4.0 points.

•
2.6 percentage-point improvement, to 58.8 percent, for the nine-month 2015 ratio of current accident year losses and loss expenses before catastrophes, largely due to lower noncatastrophe weather-related losses and a 2.0 point decrease in the ratio for current accident year losses of $1 million or more per claim.

CINF 3Q15 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2015	2014	% Change	2015	2014	% Change
Earned premiums	$277	$263	5	$817	$775	5
Fee revenues	1	1	0	2	2	0
Total revenues	278	264	5	819	777	5

Loss and loss expenses	198	177	12	605	592	2
Underwriting expenses	82	73	12	244	218	12
Underwriting (loss) profit	$(2)	$14	nm	$(30)	$(33)	9

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	71.5%	67.4%	4.1	74.0%	76.3%	(2.3)
Underwriting expenses	29.4	27.6	1.8	29.8	28.2	1.6
Combined ratio	100.9%	95.0%	5.9	103.8%	104.5%	(0.7)

			% Change			% Change
Agency renewal written premiums	$288	$278	4	$796	$772	3
Agency new business written premiums	30	23	30	84	68	24
Other written premiums	(6)	(7)	14	(18)	(21)	14
Net written premiums	$312	$294	6	$862	$819	5

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	64.9%	62.7%	2.2	65.8%	65.8%	0.0
Current accident year catastrophe losses	5.7	2.6	3.1	8.0	12.2	(4.2)
Prior accident years before catastrophe losses	1.0	2.7	(1.7)	0.5	(0.5)	1.0
Prior accident years catastrophe losses	(0.1)	(0.6)	0.5	(0.3)	(1.2)	0.9
Loss and loss expense ratio	71.5%	67.4%	4.1	74.0%	76.3%	(2.3)

Current accident year combined ratio before catastrophe losses	94.3%	90.3%	4.0	95.6%	94.0%	1.6

•
$18 million or 6 percent increase in third-quarter 2015 personal lines net written premiums, including growth in new business and higher renewal written premiums that benefited from rate increases. Five percent increase in nine-month net written premiums.

•
$7 million or 30 percent growth in third-quarter new business written by agencies, raising the nine-month growth rate to 24 percent. The strong growth in part reflected more larger-sized policy submissions due to broadened underwriting appetite and pricing changes, plus increased visibility of underwriters and marketing efforts directed toward our agencies. Approximately $1 million of third-quarter growth was from agencies’ high net worth clients.

•	5.9 percentage-point rise in the third-quarter 2015 combined ratio, primarily due to a increase of 3.6 points for losses from natural catastrophes.

•	0.7 percentage-point nine-month 2015 combined ratio improvement, including a decrease of 3.3 points for losses from natural catastrophes.

•
0.9 percentage-point third-quarter 2015 unfavorable prior accident year reserve development of $2 million, largely from personal umbrella claims, compared with 2.1 points from $5 million for the third-quarter 2014.

•	0.2 percentage-point nine-month 2015 unfavorable prior accident year reserve development of $1 million, primarily due to unfavorable development for our personal auto line of business.

•
65.8 percent nine-month 2015 ratio of current accident year losses and loss expenses before catastrophes matched the same period of 2014, reflecting lower noncatastrophe weather-related losses offset by a 2.7 point increase in the ratio for current accident year losses of $1 million or more per claim.

•
1.8 and 1.6 percentage-point third-quarter and nine-month 2015 increases in the underwriting expense ratio, largely due to strategic investments, such as staff additions to support expansion in high net worth markets, and changes in estimates related to allocations of deferred acquisition costs by segment.

CINF 3Q15 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2015	2014	% Change	2015	2014	% Change
Earned premiums	$42	$42	0	$124	$109	14
Fee revenues	—	—	nm	1	—	nm
Total revenues	42	42	0	125	109	15

Loss and loss expenses	17	17	0	62	55	13
Underwriting expenses	11	12	(8)	34	32	6
Underwriting profit	$14	$13	8	$29	$22	32

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	41.9%	41.8%	0.1	50.1%	51.0%	(0.9)
Underwriting expenses	28.0	28.4	(0.4)	27.8	28.9	(1.1)
Combined ratio	69.9%	70.2%	(0.3)	77.9%	79.9%	(2.0)

			% Change			% Change
Agency renewal written premiums	$33	$29	14	$97	$83	17
Agency new business written premiums	12	13	(8)	40	39	3
Other written premiums	(2)	(3)	33	(6)	(8)	25
Net written premiums	$43	$39	10	$131	$114	15

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	56.9%	57.8%	(0.9)	65.9%	70.2%	(4.3)
Current accident year catastrophe losses	0.3	(0.7)	1.0	0.7	1.4	(0.7)
Prior accident years before catastrophe losses	(15.4)	(15.4)	0.0	(16.4)	(20.8)	4.4
Prior accident years catastrophe losses	0.1	0.1	0.0	(0.1)	0.2	(0.3)
Loss and loss expense ratio	41.9%	41.8%	0.1	50.1%	51.0%	(0.9)

Current accident year combined ratio before catastrophe losses	84.9%	86.2%	(1.3)	93.7%	99.1%	(5.4)

•
$4 million or 10 percent increase in third-quarter 2015 excess and surplus lines net written premiums, reflecting higher renewal written premiums that benefited from rate increases averaging near the low end of the mid-single-digit range. Fifteen percent increase in nine-month net written premiums.

•	$1 million or 8 percent decrease in third-quarter new business written by agencies, primarily due to writing fewer new large-premium accounts.

•	0.3 and 2.0 percentage-point third-quarter and nine-month 2015 combined ratio improvement driven by lower ratios for current accident year loss experience.

•	15.3 percentage-point third-quarter 2015 benefit from favorable prior accident year reserve development of $7 million, compared with 15.3 points from $6 million for third-quarter 2014.

•	16.5 percentage-point nine-month 2015 benefit from favorable prior accident year reserve development was less than the nine-month 2014 benefit of 20.6 points.

•
4.3 percentage-point improvement, to 65.9 percent, for the nine-month 2015 ratio of current accident year losses and loss expenses before catastrophes, including lower noncatastrophe weather-related losses and a 0.6 point increase in the ratio for current accident year losses of $1 million or more per claim.

CINF 3Q15 Release 6

Life Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2015	2014	% Change	2015	2014	% Change
Term life insurance	$34	$34	0	$103	$99	4
Universal life insurance	9	5	80	28	25	12
Other life insurance, annuity, and disability income products	8	7	14	25	23	9
Earned premiums	51	46	11	156	147	6
Investment income, net of expenses	38	36	6	112	108	4
Other income	2	1	100	4	4	0
Total revenues, excluding realized investment gains and losses	91	83	10	272	259	5
Contract holders’ benefits incurred	57	64	(11)	175	176	(1)
Underwriting expenses incurred	16	8	100	50	42	19
Total benefits and expenses	73	72	1	225	218	3
Net income before income tax and realized investment gains, net	18	11	64	47	41	15
Income tax	7	4	75	17	15	13
Net income before realized investment gains, net	$11	$7	57	$30	$26	15

•
$5 million or 11 percent increase in third-quarter 2015 earned premiums, including no change for term life insurance, our largest life insurance product line. For the first nine months of 2015, term life insurance earned premiums increased 4 percent. The unlocking of interest rates and other actuarial assumptions for our universal life insurance contracts during the third quarter of both 2015 and 2014 slowed the amortization of unearned front-end loads, reducing universal life premiums, with a corresponding decrease to operating expenses as more expenses were deferred to future periods. The unlocking impact to earned premiums and operating expenses was much more significant during the third quarter of 2014. For both third quarter periods, the impact to net income was minimal.

•	$4 million increase in nine-month 2015 profit, primarily due to favorable mortality experience. Mortality experience was unfavorable for the first nine months of 2014.

•
$7 million or 1 percent nine-month 2015 decrease to $897 million in GAAP shareholders’ equity for The Cincinnati Life Insurance Company, largely reflecting a decrease in fair value of the fixed-maturity portfolio due to an increase in interest rate spreads.

CINF 3Q15 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2015	2014	% Change	2015	2014	% Change
Investment income, net of expenses	$143	$138	4	$422	$409	3
Investment interest credited to contract holders’	(21)	(21)	0	(64)	(62)	(3)
Realized investment gains, net	3	65	(95)	110	101	9
Investments profit	$125	$182	(31)	$468	$448	4

Investment income:
Interest	$108	$105	3	$319	$312	2
Dividends	37	35	6	108	101	7
Other	1	—	nm	2	2	0
Less investment expenses	3	2	0	7	6	17
Investment income, pretax	143	138	4	422	409	3
Less income taxes	34	32	6	100	97	3
Total investment income, after-tax	$109	$106	3	$322	$312	3

Investment returns:
Effective tax rate	23.7%	23.3%		23.7%	23.7%
Average invested assets plus cash and cash equivalents	$14,498	$13,964		$14,399	$13,792
Average yield pretax	3.95%	3.95%		3.91%	3.95%
Average yield after-tax	3.01	3.04		2.98	3.02
Fixed-maturity returns:
Effective tax rate	27.1%	26.6%		27.1%	27.0%
Average amortized cost	$9,347	$8,822		$9,133	$8,781
Average yield pretax	4.62%	4.76%		4.66%	4.74%
Average yield after-tax	3.37	3.49		3.40	3.46

•	$5 million or 4 percent rise in third-quarter 2015 pretax investment income, including 6 percent growth in equity portfolio dividends and 3 percent growth in interest income.

•
$365 million or 15 percent third-quarter 2015 decrease in pretax net unrealized investment portfolio gains, including a $350 million decrease for the equity portfolio. The total decrease included the offsetting effect of $10 million of pretax net realized gains from investment portfolio security sales or called bonds during the third quarter of 2015, including $6 million from the equity portfolio.

CINF 3Q15 Release 8

Balance Sheet Highlights

(Dollars in millions except share data)	At September 30,	At December 31,
	2015	2014
Balance sheet data:
Total investments	$14,426	$14,386
Total assets	18,751	18,753
Short-term debt	35	49
Long-term debt	791	791
Shareholders’ equity	6,350	6,573
Book value per share	38.77	40.14
Debt-to-total-capital ratio	11.5%	11.3%

•	$14.845 billion in consolidated cash and total investments at September 30, 2015, down 1 percent from $14.977 billion at year-end 2014.

•
$9.756 billion bond portfolio at September 30, 2015, with an average rating of A2/A. Fair value increased $81 million or 1 percent during the third quarter of 2015, including $100 million in net purchases of fixed-maturity securities.

•
$4.526 billion equity portfolio was 31.4 percent of total investments, including $1.556 billion in pretax net unrealized gains at September 30, 2015. Third-quarter 2015 decrease in fair value of $208 million or 4 percent.

•
$4.324 billion of statutory surplus for the property casualty insurance group at September 30, 2015, down $148 million from $4.472 billion at year-end 2014, after declaring $300 million in dividends to the parent company. The ratio of net written premiums to property casualty statutory surplus for the 12 months ended September 30, 2015, was 1.0-to-1, up from 0.9-to-1 at year-end 2014.

•
$1.37 nine-month 2015 decrease in book value per share, including an addition of $2.48 from net income before realized gains that was offset by deductions of $1.38 from dividends declared to shareholders, $2.45 from investment portfolio realized gains and changes in unrealized gains and $0.02 from other items.

•
Value creation ratio of zero percent for the first nine months of 2015, reflecting 6.1 percent from net income before net realized investment gains, which includes underwriting and investment income, and negative 6.1 percent from investment portfolio realized gains and changes in unrealized gains.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 3Q15 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2014 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 33.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates or assumptions used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

CINF 3Q15 Release 10

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 3Q15 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)			September 30,	December 31,
			2015	2014
Assets
Investments			$14,426	$14,386
Cash and cash equivalents			419	591
Premiums receivable			1,494	1,405
Reinsurance recoverable			552	545
Deferred policy acquisition costs			609	578
Other assets			1,251	1,248
Total assets			$18,751	$18,753

Liabilities
Insurance reserves			$7,264	$6,982
Unearned premiums			2,215	2,082
Deferred income tax			596	840
Long-term debt and capital lease obligations			826	827
Other liabilities			1,500	1,449
Total liabilities			12,401	12,180

Shareholders’ Equity
Common stock and paid-in capital			1,620	1,611
Retained earnings			4,756	4,505
Accumulated other comprehensive income			1,280	1,744
Treasury stock			(1,306)	(1,287)
Total shareholders' equity			6,350	6,573
Total liabilities and shareholders' equity			$18,751	$18,753

(Dollars in millions except per share data)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenues
Earned premiums	$1,127	$1,071	$3,332	$3,157
Investment income, net of expenses	143	138	422	409
Realized investment gains, net	3	65	110	101
Other revenues	5	6	15	16
Total revenues	1,278	1,280	3,879	3,683

Benefits and Expenses
Insurance losses and contract holders' benefits	670	686	2,131	2,181
Underwriting, acquisition and insurance expenses	348	319	1,033	967
Interest expense	14	13	40	40
Other operating expenses	3	3	10	10
Total benefits and expenses	1,035	1,021	3,214	3,198

Income Before Income Taxes	243	259	665	485

Provision for Income Taxes	69	76	187	127

Net Income	$174	$183	$478	$358

Per Common Share:
Net income—basic	$1.06	$1.12	$2.91	$2.19
Net income—diluted	1.05	1.11	2.89	2.17

CINF 3Q15 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

CINF 3Q15 Release 13

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Value creation ratio:
End of period book value	$38.77	$39.01	$38.77	$39.01
Less beginning of period book value	39.60	38.77	40.14	37.21
Change in book value	(0.83)	0.24	(1.37)	1.80
Dividend declared to shareholders	0.46	0.44	1.38	1.32
Total value creation	$(0.37)	$0.68	$0.01	$3.12

Value creation ratio from change in book value*	(2.1)%	0.6%	(3.4)%	4.8%
Value creation ratio from dividends declared to shareholders**	1.2	1.2	3.4	3.6
Value creation ratio	(0.9)%	1.8%	0.0%	8.4%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net income	$174	$183	$478	$358
Realized investment gains, net	2	43	71	66
Operating income	172	140	407	292
Less catastrophe losses	(17)	(8)	(96)	(139)
Operating income before catastrophe losses	189	148	$503	$431

Diluted per share data:
Net income	$1.05	$1.11	$2.89	$2.17
Realized investment gains, net	0.01	0.26	0.43	0.40
Operating income	1.04	0.85	2.46	1.77
Less catastrophe losses	(0.10)	(0.05)	(0.58)	(0.84)
Operating income before catastrophe losses	1.14	0.90	$3.04	$2.61

CINF 3Q15 Release 14

Cincinnati Financial Corporation

Property Casualty Insurance Reconciliation

(Dollars in millions)	Three months ended September 30, 2015
	Consolidated	Commercial	Personal	E&S
Premiums:
Written premiums	$1,098	$743	$312	$43
Unearned premiums change	(22)	14	(35)	(1)
Earned premiums	$1,076	$757	$277	$42

Statutory ratios:
Combined ratio	87.5%	84.6%	98.5%	71.3%
Contribution from catastrophe losses	2.5	1.4	5.6	0.4
Combined ratio excluding catastrophe losses	85.0%	83.2%	92.9%	70.9%

Commission expense ratio	18.8%	19.1%	16.8%	26.8%
Other underwriting expense ratio	11.8	13.1	10.2	2.6
Total expense ratio	30.6%	32.2%	27.0%	29.4%

GAAP ratios:
Combined ratio	87.8%	84.0%	100.9%	69.9%
Contribution from catastrophe losses	2.5	1.4	5.6	0.4
Prior accident years before catastrophe losses	(4.3)	(5.6)	1.0	(15.4)
Current accident year combined ratio before catastrophe losses	89.6%	88.2%	94.3%	84.9%

(Dollars in millions)	Nine months ended September 30, 2015
	Consolidated	Commercial	Personal	E&S
Premiums:
Written premiums	$3,306	$2,313	$862	$131
Unearned premiums change	(130)	(78)	(45)	(7)
Earned premiums	$3,176	$2,235	$817	$124

Statutory ratios:
Combined ratio	91.3%	88.2%	101.7%	79.6%
Contribution from catastrophe losses	4.7	3.8	7.7	0.6
Combined ratio excluding catastrophe losses	86.6%	84.4%	94.0%	79.0%

Commission expense ratio	18.2%	17.9%	17.6%	26.7%
Other underwriting expense ratio	11.6	12.7	10.1	2.8
Total expense ratio	29.8%	30.6%	27.7%	29.5%

GAAP ratios:
Combined ratio	92.5%	89.2%	103.8%	77.9%
Contribution from catastrophe losses	4.7	3.8	7.7	0.6
Prior accident years before catastrophe losses	(4.0)	(5.0)	0.5	(16.4)
Current accident year combined ratio before catastrophe losses	91.8%	90.4%	95.6%	93.7%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 3Q15 Release 15